Exhibit 10.10

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is made as of the 26th day of February, 2003 (“Effective Date”) by and between AMERICAN BIRDING ASSOCIATION, INC., a corporation organized under the laws of the State of Texas, having offices at 720 West Monument Street, Colorado Springs, Colorado 80904 (hereinafter referred to as “ABA”), and THANKSGIVING COFFEE COMPANY, a corporation organized under the laws of the State of California, having an address of Post Office Box 1918 Fort Bragg, California 95437 (hereinafter referred to as “TCC”).

WHEREAS, ABA is a not-for-profit corporation which promotes recreational bird watching and awareness of environmental issues concerning birds; and

WHEREAS, TCC is engaged in the sale and distribution of coffee and coffee-related products; and

WHEREAS, ABA is the owner of the following trademarks registered with the United States Patent and Trademark Office, SONG BIRD (Reg. No. 2,399,506), AMERICAN BIRDING ASSOCIATION and Design (Reg. No. 2,026,292), and AMERICAN BIRDING ASSOCIATION (Reg. No. 2,071,212) as well as the following unregistered trademarks, AMERICAN BIRDING ASSOCIATION and Design, BIRDERS’ EXCHANGE and BIRDERS’ EXCHANGE and Design and all rights associated therewith; and

WHEREAS, ABA is the licensee under certain license agreements with Terry O’Nele and John Sill with rights to reproduce and distribute copies of, to prepare derivative works and to publicly display the following watercolor paintings, in whole or in part, and to sublicense and authorize others to do all of the foregoing:

1.	“Black-throated Green Warbler”

2.	“Baltimore Oriole”

3.	“Indigo Bunting”

4.	“Ovenbird”

5.	“American Redstart”

6.	“Magnolia Warbler” and

7.	“Wilson’s Warbler”

(hereinafter referred to collectively as “the Works”); and

WHEREAS, ABA and TCC desire to promote the use of shade grown coffee to preserve and protect bird habitat; and

WHEREAS, TCC desires to license the use of certain of ABA’s trademarks in connection with the sale and distribution of TCC’s shade grown coffee.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises therein and hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Grant of License.

1.1 During the term of this Agreement and subject to ABA’s rights, ABA hereby grants to TCC, and TCC accepts, an exclusive, worldwide, non-indemnified, royalty-bearing, limited term license to use the SONG BIRD trademark in accordance with the terms and conditions of this Agreement and only for the production, sale, advertising and promotion of shade grown coffee (hereinafter referred to as “Licensed Product”) on the Licensed Product and on packaging, advertising and written promotional materials used or distributed in connection with the Licensed Product, subject to the provisions of Sections 5 and 7.

1.2 In addition during the term of this Agreement and subject to ABA’s rights, ABA hereby grants to TCC, and TCC accepts, a non-exclusive, worldwide, non-indemnified, royalty-free, limited term license to use the AMERICAN BIRDING ASSOCIATION, AMERICAN BIRDING ASSOCIATION and Designs, BIRDERS’ EXCHANGE, and BIRDERS’ EXCHANGE and Design trademarks in accordance with the terms and conditions of this Agreement and only for the production, sale, advertising and promotion of the Licensed Product in conjunction with the SONG BIRD trademark on the Licensed Product and on packaging, advertising and written promotional materials used or distributed in connection with the Licensed Product, subject to the provisions of Sections 5 and 7.

1.3 In addition during the term of this Agreement and subject to ABA’s rights, ABA hereby grants to TCC, and TCC accepts, a non-exclusive, worldwide, non-indemnified, royalty-bearing, limited term sublicense to reproduce and distribute copies of, to prepare derivative works and to publicly display the Works, in whole or in part, only for the production, sale, advertising and promotion of the Licensed Product in accordance with the terms and conditions of this Agreement and only for the production, sale, advertising and promotion of the Licensed Product in conjunction with the SONG BIRD trademark on the Licensed Product and on packaging, advertising and written promotional materials used or distributed in connection with the Licensed Product, subject to the provisions of Sections 5 and 7.

1.4 The term of the license shall be for five (5) years commencing on the Effective Date, unless terminated earlier in accordance with the provisions of Section 11 below. TCC shall have the right to affix the SONG BIRD, AMERICAN BIRDING ASSOCIATION, AMERICAN BIRDING ASSOCIATION and Designs, BIRDERS’ EXCHANGE, and BIRDERS’ EXCHANGE and Design trademarks (hereinafter referred to as “Licensed Marks”) on or to the Licensed Product and on packaging, advertising and written promotional materials used or distributed in connection with the Licensed Product in accordance with the terms and conditions of this Agreement.

1.5 No other right, title, or license is granted hereunder, ABA retains all right, title and interest to the Licensed Marks and any goodwill associated therewith as well as its license rights to the Works.

2. ABA’S Representations, Membership Mailing List and Credits.

2.1 ABA warrants and represents that ABA has the right to grant to TCC all of the rights conveyed under this Agreement. TCC shall have no right, license or permissions except as herein expressly granted. All rights not specifically transferred by this Agreement are reserved to ABA

2.2 From time to time, but no less then twice per year, during the term of this Agreement, ABA agrees to make available to TCC, at ABA’s expense, ABA’s then current membership mailing list for certain circumscribed activities aimed at increasing the market for the Licensed Product. In each instance ABA’s membership list shall be made available to TCC upon the mutual agreement of the parties for a one time use with respect to promoting the Licensed Product only, so long as this Agreement remains in full force and effect.

2.3. TCC shall identify ABA as the owner of the Licensed Marks and shall also place the web site address [www.americanbirding.org/Thanksgiving] on all packaging as such packaging is reprinted and in all publicity for the Licensed Product. This page shall explain the links between Song Bird Coffee and Birders’ Exchange. The Licensed Marks shall not be conjoined with any third party’s name without ABA’s prior express written permission.

3. Royalties and Statements of Account.

3.1 TCC agrees to pay ABA a nonrefundable royalty on all sales of the Licensed Product of Fifteen Cents ($0.15) per pound (16 ounces) of Licensed Product sold. On sale of Licensed Product in packages of less than one pound (16 ounces), TCC shall pay a nonrefundable royalty of Fifteen Cents ($0.15) per package (“Unit”). No cost incurred in the manufacture, sale, distribution, promotion or exploitation of the Licensed Product shall be deducted from any royalties due to ABA, with TCC to have the obligation and responsibility for all such costs. Royalties shall be deemed to accrue when TCC receives payment for the Licensed Product.

3.2 TCC shall furnish to ABA statements of royalties due for the periods ending December 31, March 31, June 30, and September 30 within thirty (30) days after each respective date. Within such thirty day period TCC shall pay ABA the amounts shown to be due on the statements. Each statement shall itemize the total number of Licensed Product identified by specific type of coffee used in connection therewith, and the total number of pounds and Units of Licensed Product sold by TCC during the quarter, and the total royalty due ABA for the period. In addition, TCC will provide ABA, within fifty (50) days after the end of each calendar year, a compliance certificate duly executed by one of TCC’s officers certifying that TCC paid to ABA all royalties due during the just concluded year. ABA will provide TCC, within fifty (50) days after the end of each calendar year, a certificate duly executed by one of ABA’s officers certifying the royalties paid by TCC to ABA during the just concluded year.

3.3. If ABA has not received the royalty payment as required by the foregoing Section 3.2 within thirty (30) days following the end of each calendar quarter, a monthly service charge of one-half percent (0.5%) shall accrue thereon and become due and owing from the date on which such royalty payment became due and owing.

4. Books and Records.

4.1 TCC agrees to keep complete and accurate books and records relating to the sale and other distribution of the Licensed Product and Related Licensed Products sold by TCC. TCC will preserve such books and records for at least five (5) years after the date of the royalty payment to which they apply. Such books and records will be open for inspection by representatives or agents of ABA at all reasonable times, with reasonable notice given. ABA will pay the costs incurred by its representatives or agents to examine TCC’s books and records. However, if there is an error adverse to ABA in TCC’s royalty accounting of more than five percent (5%) of the total royalties due for any year, then TCC will pay ABA within ten (10) days the costs incurred by ABA for such examination. TCC shall also pay ABA within ten (10) days the amount necessary to correct any error.

5. Quality of Licensed Product, Approval and Advertising.

5.1. TCC agrees that the Licensed Product shall be of the highest standard and quality and of such style and appearance as to be best suited to their exploitation to the best advantage and to the protection and enhancement of the Licensed Product and the goodwill pertaining thereto. The Licensed Product shall be manufactured, sold and distributed in accordance with all applicable national, state and local laws. TCC agrees to include an ABA membership application form provided by ABA in each shipment of the Licensed Product by TCC.

5.2. In order to insure that the development, manufacture, appearance, quality and distribution of the Licensed Product is consonant with ABA’s good will associated with its reputation, copyrights and trademarks, ABA shall have the right to approve in advance the quality of the Licensed Product and all packaging and literature for the Licensed Product.

5.3. TCC shall be responsible for delivering all items requiring prior approval pursuant to Section 5.2. without cost of ABA. ABA agrees not to withhold approval unreasonably.

5.4 TCC shall not release or distribute the Licensed Product without securing each of the prior approvals provided for in Section 5.2. TCC shall not depart from any approval secured in accordance with Section 5.2. without ABA’s prior written consent.

6. Exclusive and Nonexclusive Rights.

6.1 During the term of this Agreement, TCC shall not develop, promote, distribute or sell another brand of coffee in conjunction with any other birding organization.

6.2 Nothing in this Agreement shall be construed to prevent ABA from granting other licenses for the use of the Licensed Marks and/or Works, or from utilizing the Licensed Marks and/or Works in any manner whatsoever other than with respect to Licensed Product in the case of the SONG BIRD trademark. The foregoing notwithstanding, during the term of this Agreement, ABA will not enter into any agreement to develop, promote, distribute or sell any brand of coffee with any person or entity other than TCC.

7. Nonacquisition of Rights.

7.1 TCC’s use of the Licensed Marks shall inure to the benefit of ABA. TCC acknowledges ABA’s rights in the Licensed Marks, and the goodwill associated therewith. TCC shall take no action inconsistent with ABA’s rights in trademarks nor assist any third party with such an action. This includes seeking any registrations for any trademarks similar to ABA’s trademarks or derivatives thereof. If at any time TCC acquires any rights in, or registration(s) or application(s) for the Licensed Marks or similar or derivative trademarks by operation of law or otherwise, TCC will immediately and at no expense to ABA assign such rights, registrations, or applications to ABA, along with any and all associated goodwill.

8. TCC’S Representations.

8.1 TCC warrants and represents that during the course of this Agreement TCC shall use its best efforts to promote the sale and distribution of the Licensed Product and Related License Products. TCC further warrants and represents that during the course of this Agreement and for any time thereafter, TCC, or any affiliated, associated or subsidiary companies, will not copy, imitate or authorize the imitation or copying of the Licensed Marks, or any distinctive feature of the foregoing or any other designs submitted to TCC by ABA. Without prejudice to any other remedies ABA may have, royalties as provided herein shall accrue and be paid by TCC on all items embodying and incorporating imitated or copied Licensed Marks.

9. Registrations and Infringements.

9.1 ABA shall maintain, at its own cost, appropriate copyright, trademark and other intellectual property protection for the Licensed Marks.

9.2 TCC shall not at any time apply for or abet any third party to apply for copyright, trademark or other intellectual property protection which would affect ABA’s ownership of any rights in the Licensed Marks or any designs incorporating same.

9.3 TCC shall notify ABA in writing immediately upon discovery of any infringements or imitations by others of any of the Licensed Marks. ABA in its sole discretion may bring any suit, action or proceeding ABA deems appropriate to protect ABA’s rights in the Licensed Marks, including, without limitation, for copyright and trademark infringement and for unfair competition. TCC shall cooperate fully, at ABA’s expense, in any enforcement of ABA’s rights in the Licensed Marks. The right to enforce ABA’s rights in the Licensed Marks rests entirely with ABA and shall be exercised in ABA’s sole discretion. TCC shall not commence or participate in any action or claim to enforce ABA’s rights in the Licensed Marks.

10. Indemnification.

10.1 TCC hereby agrees to indemnify and hold ABA harmless against all liability, cost, loss, expense (including reasonable attorney’s fees) or damages paid, incurred or occasioned by any claim, demand, suit, settlement or recovery against ABA, without limitation, arising out of the breach or claim of breach of this Agreement; the use of the Licensed Marks by TCC; the manufacture, distribution and sale of the Licensed Product and/or Related Licensed Products; and for any alleged defects in the Licensed Product and/or Related Licensed Products. TCC hereby consents to submit to the personal jurisdiction of any court, tribunal or forum in which an action or proceeding is brought involving a claim to which this foregoing indemnification shall apply.

11. Termination.

11.1 ABA shall have the right to terminate this Agreement by written notice to TCC upon the occurrence of any of the following: (a) TCC fails to comply with or fulfill any of the material terms or conditions of this Agreement within a thirty (30) day cure period after TCC’s receipt of prior written notice of such failure, (b) any attempt of TCC to sublicense any of the Licensed

Marks and/or Works or assign Agreement to any third party without the prior written consent of ABA, (c) the filing by or against TCC of a petition for bankruptcy or judicial or administrative declaration of insolvency of Company, or in the event of government expropriation of any of the assets of TCC that relate to TCC’s activities contemplated by this Agreement, (d) cessation of TCC’s business for any reason, (e) any challenge made by or on behalf of TCC against any of ABA’s trademarks including the Licensed Marks, (f) TCC discontinues production of shade grown coffee, removes shade grown coffee from its mail order catalog, or discontinues shade grown coffee from the price and variety lists provided to its customers, (g) the total royalties received by ABA from TCC’s sales of the Licensed Product for a twelve month period are less than $9,000.00, or (h) TCC ceases to use the SONG BIRD trademark for any consecutive six month period. Upon such termination, all rights granted to TCC shall revert forthwith to ABA and all royalties and other payments shall become due and payable immediately.

11.2 TCC, as quickly as possible, but in no event later than thirty (30) days after such termination, shall submit to ABA the statements required in Section 3 for all sales and distributions through the date of termination. ABA shall have the right to conduct an actual inventory on the date of termination or thereafter to verify the accuracy of said statements.

11.3 Upon termination of this Agreement, TCC shall immediately cease use of the Licensed Marks, subject to the provisions of Section 13.

11.4 If during the term of this Agreement the environmental value to bird habitat of shade grown coffee is publicly questioned by credible scientific sources, and ABA desires to terminate this Agreement, it shall so notify TCC. If TCC does not agree to terminate this Agreement within thirty (30) days after such notice, then ABA may submit the issue to arbitration conducted in accordance with the Commercial Dispute Resolution Rules and Procedures of the American Arbitration Association, said arbitration to take place in Colorado Springs, Colorado, with each party to pay one-half the arbitration costs, including the arbitrator’s fees. If the arbitrator determines that, based upon the most recent credible scientific evidence, shade grown coffee has no environmental value to bird habitat, then this Agreement shall terminate immediately upon the arbitrator’s decision, which shall be final.

11.5 In the event this Agreement is terminated in accordance with Section 11.4 or in the event ABA ceases to promote the sale of Licensed Product by virtue of a statement to its general membership in “Birding” Magazine or other communication that ABA will no longer be associated with the Licensed Product, TCC shall have the right to purchase the rights to the SONG BIRD trademark from ABA upon giving written notice of the intent to purchase within sixty (60) days of such termination or statement. The purchase price for the SONG BIRD trademark shall be One Hundred Thousand and No/100 Dollars ($100,000.00). The closing shall be held within thirty (30) days of the date of the written notice of intent to purchase and the purchase price shall be paid in immediately available funds at the closing.

11.7 In the event of termination, all payments theretofore made to ABA shall belong to ABA without prejudice to any other remedies ABA may have.

11.8 The obligations of the parties under the provisions of Sections 3, 4, 8, 10, 11, 13, 14 and 15 shall remain in force notwithstanding the termination of this Agreement.

12. Sales of Licensed Product to ABA.

12.1 During the term of this Agreement, TCC agrees to sell the Licensed Product to ABA or its affiliate ABA Sales, Inc. at TCC’s then current lowest wholesale price reflecting TCC’s best volume discount extended to preferred customers.

13. Sell-off Right.

13.1 Provided TCC is not in default of any material term or condition of this Agreement, TCC shall have the right for a period of ninety (90) days from the termination of this Agreement to sell inventory on hand subject to the terms and conditions of this Agreement, including the payment of royalties on sales which continue during this additional period.

14. Limitation of Liability.

14.1 OTHER THAN AS SET FORTH IN SECTION 2.1, ABA MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND RESPECTING THE LICENSED MARKS AND WORKS, EXCLUDING THE VALIDITY OF ABA’S RIGHTS IN THE LICENSED MARKS AND WORKS AND DISCLAIMS ANY AND ALL WARRANTIES THAT MIGHT OTHERWISE BE IMPLIED BY APPLICABLE LAW.

14.2. TO THE FULLEST EXTENT PERMITTED BY LAW, IN NO EVENT WILL ABA BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR BREACH OF STATUTORY DUTY), STRICT LIABILITY OR OTHERWISE, FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL LOSS, DAMAGE, COST OR EXPENSE OF ANY KIND WHATSOEVER THAT ARISES DUE TO THIS AGREEMENT. THROUGH USE OF LICENSED MARKS, OR CLAIM OR ACTION ASSOCIATED THEREWITH, HOWSOEVER CAUSED, INCLUDING LOSS OF PROFIT, CONTRACTS, LOSS OF GOODWILL OR WASTED MANAGEMENT TIME, EVEN IF ABA HAS BEEN ADVISED OF THEIR POSSIBILITY OR THEY ARE FORESEEABLE. ABA AGREES TO PROVIDE TCC WITH PROMPT NOTICE OF ANY SUCH CLAIMS AND SHALL PROVIDE TCC WITH REASONABLE ASSISTANCE IN THE DEFENSE OF SUCH CLAIMS.

14.3. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE ALLOCATION OF RISK CONTAINED IN THIS AGREEMENT IS FAIR AND IS REASONABLE IN ALL THE CIRCUMSTANCES HAVING REGARD TO ALL RELEVANT FACTORS, INCLUDING EACH PARTY’S ABILITY TO RELY ON ITS OWN INSURANCE ARRANGEMENTS AND RESOURCES TO BEAR OR RECOVER ANY COSTS OR DAMAGE INCURRED FOR WHICH THE OTHER IS NOT LIABLE.

15. Governing Law and Jurisdiction.

15.1 The validity, construction and performance of this Agreement shall be governed by the laws of the State of Colorado, without reference to conflict of laws principles. The parties agree that before any litigation can be initiated (except as provided below), any dispute between them shall be submitted to negotiation between the Senior Management of the parties. If this is not successful, then the issue shall be submitted to non-binding mediation in front of a mediator who has at least ten years experience as an attorney representing clients in trademark matters. Such mediation shall take place in Colorado Springs, Colorado. Each party shall be responsible for paying its own costs and expenses (including legal fees, if necessary) for the mediation, however, the cost of the mediator shall be borne equally by the parties. In the event that the mediation is unsuccessful, either party may initiate litigation to address the dispute. Other than as provided in Section 11.4, any litigation arising out of or related to this Agreement shall be brought in the United States District Court for the District of Colorado located in Denver, Colorado or the El Paso County District Court located in Colorado Springs, Colorado. Each of the parties irrevocably submits to and accepts jurisdiction and venue of each of these courts and waives any objection to such jurisdiction and venue. Notwithstanding the foregoing, any dispute in which specific performance or injunctive relief is sought need not be submitted to mediation, but may instead be immediately brought by the aggrieved. The prevailing party in any litigation proceeding arising out of or related to this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred in such action, including court order costs and reasonable attorney’s fees.

16. General Terms and Conditions.

16.1 Assignment. The rights granted to TCC and associated obligations hereunder are personal, and may not be assigned or sublicensed by TCC, either voluntarily, by operation of law, or otherwise, without the prior written consent of ABA, which ABA may give or withhold in its sole discretion. Any such purported assignment or transfer shall be deemed a material breach of this Agreement and shall be null and void. The foregoing notwithstanding, TCC may assign its rights and obligations hereunder in connection with any sale of more than 50% of its capital stock or all of its assets or in connection with any merger, reorganization, spin-off, split-up or split-off of all or part of that party so long as the assignee agrees in writing to be bound by all terms and conditions of this Agreement.

16.2 Equitable Relief. TCC recognizes and acknowledges that breach of any covenants, agreements, or undertakings hereunder will cause ABA irreparable damage, which cannot be readily remedied by monetary damages in an action at law, and may, in addition thereto, constitute an infringement of ABA’s intellectual property rights and rights under the laws of unfair competition. Accordingly, in the event of any default or breach by TCC, including any action by TCC which could cause some loss or dilution of ABA’s goodwill, reputation, or rights in any trademarks, shall be entitled to an immediate injunction in addition to any other remedies available, to stop or prevent such irreparable harm, loss, or dilution.

16.3 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, such determination shall not affect the validity of the remaining provisions.

16.4 Waiver. The failure of any party to enforce at any time the provisions of this Agreement shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of any party to enforce each and every such provision thereafter.

16.5 Relationship of the Parties. No agency, partnership, joint venture, franchise, or employment relationship is created between ABA and TCC as a result of this Agreement. Neither party is authorized to create any obligation, express or implied, on behalf of the other party.

16.6 Endorsements. TCC acknowledges that ABA makes no claims on behalf of TCC as to the quality of the products or services offered by TCC other than the Licensed Product. TCC may make the claims that ABA endorses the Licensed Product during the term of this Agreement.

16.7 Entire Agreement. This Agreement and its attachments constitute the entire agreement between the parties concerning the subject matter hereof and supersedes all proposals, oral or written, all negotiations, conversations, and/or discussions between the parties relating to this Agreement and all past courses of dealing or industry customs. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns. This Agreement may not be modified, amended or changed in any way except by written agreement signed by authorized representatives of both parties.

16.8 Notices. All notices, demands, requests and consents shall be sent in writing by certified mail, return receipt requested, and all royalty statements, payments and other communications shall be sent by first class mail, postage prepaid, to the addresses set forth below, or to such other address or the attention of such other person given in conformity herewith, and shall be deemed to have been given when so deposited or hand delivered:

ABA:	American Birding Association
Attn: Paul Green, Executive Director
Post Office Box 6599
Colorado Springs, CO 80934-6599

TCC:	Thanksgiving Coffee Company
Attn: Paul Katzeff, Chief Executive Officer
Post Office Box 1918
Fort Bragg, CA 95437

16.9 Captions. The captions of this Agreement are for convenience only and are not to be construed as part of this Agreement and shall not be construed as defining or limiting in any way the scope or intent of the provisions hereof.

16.10 Recitals. The recitals are incorporated herein by reference and made a part of this Agreement.

IN WITNESS WHEREOF, the parties have executed this License Agreement as of the date first set forth above.

AMERICAN BIRDING ASSOCIATION, INC.

	By:	/s/ Paul Green
Paul Green, Executive Director

THANKSGIVING COFFEE COMPANY

[SEAL APPEARS HERE]	By:	/s/ Paul Katzeff
Paul Katzeff, Chief Executive Officer

STATE OF COLORADO	)
) ss:
COUNTY OF EL PASO	)

The foregoing instrument was acknowledged before me, a notary public, this 22nd day of February, 2003 by Paul Green, Executive Director of American Birding Association, Inc.

WITNESS my hand and official seal.
My commission expires: 7/3/2006

Michele A. Snider NOTARY PUBLIC

STATE OF CALIFORNIA	)
) ss:
COUNTY OF MENDOCINO	)

The foregoing instrument was acknowledged before me, a notary public, this          day of February, 2003 by Paul Katzeff as Chief Executive Officer of Thanksgiving Coffee Company.

WITNESS my hand and official seal.
My commission expires: .

NOTARY PUBLIC